February 24, 2011
Media Contact:  Cynthia Messina   (702) 876-7132
Shareholder Contact:  Ken Kenny  (702) 876-7117
FOR IMMEDIATE RELEASE

SOUTHWEST GAS INCREASES THE QUARTERLY COMMON STOCK DIVIDEND
AND DECLARES SECOND QUARTER 2011 DIVIDEND

LAS VEGAS, NEV. – The Board of Directors for Southwest Gas Corporation (NYSE:  SWX) has increased the quarterly common stock dividend from $.25 per share to $.265 per share and has declared the following second quarter cash dividend:

Common Stock

Payable	June 1, 2011
Of Record	May 16, 2011
Dividend	$.265 per share

The dividend equates to $1.06 per share, a six cent or six percent increase, on an annualized basis.  The Company has paid quarterly dividends continuously since going public in 1956, and has raised its dividend in each of the past five years.  Chief Executive Officer Jeffrey Shaw noted, “We are pleased with the improved stability of our revenues and cash flows, and our stronger capital structure.  These factors, combined with the Company’s improved operating performance have positioned us to be able to again increase the dividend.  Dividend increases are necessary to facilitate competitive and reasonable returns for our shareholders.”

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Southwest Gas – Add 1
February 24, 2011

About Southwest Gas
Southwest Gas Corporation provides natural gas service to approximately 1.8 million customers in Arizona, Nevada, and California.  For more information about Southwest Gas, please visit www.swgas.com.

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